Exhibit 3.112

CERTIFICATE OF INCORPORATION

OF

READER’S DIGEST SUB NINE, INC.

The undersigned, for the purpose of organizing a corporation under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST:                                                           The name of the corporation (hereinafter called the “Corporation”) is: Reader’s Digest Sub Nine, Inc.

SECOND:                                          The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.  The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

THIRD:                                                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                         The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000).  The par value of each of such shares is One Dollar ($1.00).  All such shares are of one class and are shares of Common Stock.

FIFTH:                                                          The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

Clifford H.R. DuPree	The Reader’s Digest Association, Inc. Pleasantville, New York 10570

SIXTH:                                                        The Corporation is to have perpetual existence.

SEVENTH:                                    The Corporation reserves the right at any time, and from time to time, to amend, alter, changed or repeal any provision contained in this Certificate of Incorporation.  Other provisions permitted by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or thereafter prescribed by law.  All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

EIGHTH:                                                No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (I) shall be liable under Section 174 of General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto or (II) shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.  Neither the amendment nor repeal of this paragraph EIGHTH nor the adoption of any provision of this Certificate of Incorporation inconsistent herewith shall eliminate or reduce the effect of this paragraph EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH:                                                      The Corporation shall indemnify each officer and director and his heirs, successors and administrators) to the full extent permitted by the Delaware Code, subject to any limitations set forth in the By-Laws.

TENTH:                                                    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH:                               In furtherance and not in limitation of the powers conferred by, and subject to the provisions of, the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is expressly authorized at any time to adopt, alter or repeal the By-Laws of the Corporation.

IN WITNESS WHEREOF, I, the undersigned, being the sole incorporator hereinabove named, do hereby execute this Certificate of Incorporation this 1st day of June, 1999 and do hereby certify, under penalties of perjury, that this Certificate is the act and deed of the undersigned and the facts stated in this Certificate are true.

/s/ Clifford H.R. DuPree
Clifford H.R. DuPree